Filed Pursuant to Rule 433

Registration No. 333-249545

April 24, 2023

Pricing Term Sheet

€1,300,000,000

The Procter & Gamble Company

€650,000,000 3.250% Notes due 2026

€650,000,000 3.250% Notes due 2031

3.250% Notes due 2026

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	€650,000,000

Maturity Date:	August 2, 2026

Mid-swap rate:	3.407%

Spread to mid-swap rate:	-10 basis points

Yield to Maturity:	3.307%

Coupon (Interest Rate):	3.250%

Price to Public (Issue Price):	99.837% of principal amount

Reference Government security:	0.000% due April 10, 2026

Reference Government security price/yield:	99.45%; 3.387%

Spread to reference Government security:	+61.6 basis points

Interest Payment Date:	August 2, commencing August 2, 2023

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 10 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	April 24, 2023

Settlement Date*:	May 2, 2023 (T+6 business days in the City of New York and T+5 business days in London)

Common Code:	261725606

ISIN:	XS2617256065

CUSIP:	742718 GC7

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Barclays Bank PLC
Deutsche Bank AG, London Branch
HSBC Bank plc

Senior Co-Managers:	Citigroup Global Markets Limited
Goldman Sachs & Co. LLC
Morgan Stanley & Co. International plc

Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A.
Merrill Lynch International
MUFG Securities EMEA plc
RBC Europe Limited
U.S. Bancorp Investments, Inc.
BNP Paribas
Fifth Third Securities, Inc.
ING Bank N.V., Belgian Branch
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC

Type of Offering:	SEC Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings**:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

3.250% Notes due 2031

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	€650,000,000

Maturity Date:	August 2, 2031

Mid-swap rate:	3.136%

Spread to mid-swap rate:	+15 basis points

Yield to Maturity:	3.286%

Coupon (Interest Rate):	3.250%

Price to Public (Issue Price):	99.753% of principal amount

Reference Government security:	0.000% due February 15, 2031

Reference Government security price/yield:	82.94%; 2.425%

Spread to reference Government security:	+86.1 basis points

Interest Payment Date:	August 2, commencing August 2, 2023

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 15 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	April 24, 2023

Settlement Date*:	May 2, 2023 (T+6 business days in the City of New York and T+5 business days in London)

Common Code:	261725614

ISIN:	XS2617256149

CUSIP:	742718 GD5

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Barclays Bank PLC
Deutsche Bank AG, London Branch
HSBC Bank plc

Senior Co-Managers:	Citigroup Global Markets Limited
Goldman Sachs & Co. LLC
Morgan Stanley & Co. International plc

Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A.
Merrill Lynch International
MUFG Securities EMEA plc
RBC Europe Limited
U.S. Bancorp Investments, Inc.
BNP Paribas
Fifth Third Securities, Inc.
ING Bank N.V., Belgian Branch
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC

Type of Offering:	SEC Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings**:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

*

Note: We expect that delivery of the notes will be made against payment therefor on or about the sixth business day in the City of New York (or the fifth business day in London) following the date of pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+6 business days in the City of New York (or T+5 business days in London), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Manufacturer target market (MiFID II product governance/UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs/UK PRIIPs key information document has been prepared as the notes are not available to retail investors in the EEA and the United Kingdom.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at 1-888-603-5847, Deutsche Bank AG, London Branch toll-free at 1-800-503-4611 or HSBC Bank plc toll-free at 1-866-811-8049.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.